March 16, 2017

LETTER OF INTENT

Dear Karthik Mani,

This exclusive binding Letter of Intent (“LOI”) sets forth the basic terms under which SocialPlay USA, Inc.., a Nevada corporation will engage in a corporate transaction between itself, SAP Inc., and Karthik Mani (collectively, SPLY, SAP, & KM shall be sometimes referred to herein as the “Parties” and individually a “Party”). The basic terms of the proposed transaction are as follows:

1. Acquisition Agreement and Exclusive Option to Purchase

No later than March 31, 2017, the Parties shall enter into a definitive Acquisition Agreement with an Exclusive Option for SPLY to Purchase up to 100% of SAP, as defined herein (“Acquisition Agreement”).

2. Cash Investment, Share Issuance and Royalty

The parties agree that the valuation of SAP and its assets, as defined in “Schedule A” attached hereto, for purposes of this transaction is $1,000,000, of which a cash investment in SAP of $300,000 will result in a 30% equity acquisition by SPLY, and upon exercise of the Exclusive Option to Purchase, SPLY shall issue common shares valued of up to $700,000 to KM, to acquire the remaining 70% of SAP. The calculation will be based on the five day trading average price of the SPLY shares on the OTCQB Marketplace prior to the date of exercise of the Option (example- $700,000 divided by trading price @ $1.00 per share =700,000 shares). Upon purchase of the remaining 70% of SAP, KM shall retain a “Gross Profits” royalty on all future revenue received by SAP in its normal course of business. The royalty shall be established by the parties under separate agreement prior to completion of 2.(b)(v) below, and shall be negotiated within the parameters of 3-12%.

(a)	Cash Investment: In order to acquire an undivided 30% equity interest in SAP, SPLY shall:
(i) Deliver to SAP $50,000 towards the “Total Cash Investment” upon execution of this LOI.

(ii) Upon satisfaction by SAP of “Milestone 1” as defined in “Schedule B” attached hereto, deliver to SAP an additional $100,000 towards the “Total Cash Investment” no later than 15 days from execution of definitive Acquisition Agreement.

(iii) Upon satisfaction by SAP of “Milestone 2” as defined in “Schedule C” attached hereto, deliver to SAP an additional $150,000 towards the “Total Cash Investment” no later than 75 days from execution of definitive Acquisition Agreement.

Upon completion of all payments as set forth above, SAP shall immediately issue and/or cause to be issued sufficient shares of its capital in the name of SPLY equal to 30% of its issued and outstanding stock. All obligations under 2.(a) above must be completed prior to commencement of 2.(b) below.

(b) Share Issuance: In order to acquire up to 100% equity interest in SAP, SPLY shall:

(iv) At its sole option, no later than 150 days from execution of definitive Acquisition Agreement, issue to KM, $200,000 worth of shares of its common stock, to acquire an additional undivided 19% equity interest in SAP by way of a share exchange with KM.

(v) At its sole option, upon completion of 2.(b)(iv) above, and no later than 180 days from execution of definitive Acquisition Agreement, issue to KM, $500,000 worth of shares of its common stock, to acquire the remaining undivided 51% equity interest in SAP by way of a share exchange with KM.

Upon completion of 2.(a) and 2.(b) above, SPLY shall have completed the acquisition of 100% of SAP, subject to the execution of a retained royalty agreement.

(c) Escrow and Leak-Out :

(i) Escrow: Shares identified in 2.(b)(iv) & (v) above (collectively, the “Acquisition Shares”) and paid to KM shall have an escrow provision mutually agreed upon by the Parties. The purpose of the escrow is to ensure an orderly release of the stock to the market through a leak out provision, as defined in 2(c)(ii), below (“Leak-Out”), and in compliance with the SEC regulatory restrictions on sale (reportable beneficial ownership and affiliate status) and will only allow for release once the assets value has been established through proof of concept trial.

(ii) Leak-Out: Acquisition shares issued to KM shall be subject to Leak Out provisions that will consist of (a) a one year prohibition on the sale or transfer of the SPLY Shares and (b) a prohibition on the sale of more than 50% of the SPLY Shares in each 90 day period thereafter (and not more than 33% per month), provided that any SPLY shares that may be sold in a 90 day period that are not sold may be sold at any time after the end of such 90 day period. In furtherance of enforcing this Leak-Out provision, KM agrees that all shares issued shall be issued in certificated form with four (4) certificates in equal amounts and SPLY’s counsel, Laxague Law, Inc. (attention: Joe Laxague), shall keep physical custody of any share certificate(s) and will release such certificates in accordance with the Leak-Out.

2

3. Material Breach

Where either Party fails to meet its obligations pursuant to the Acquisition Agreement in any material way, the non-breaching party shall notify the breaching party of such breach (“Notice of Breach”) and the breaching party shall then have 30 days in which to cure the breach (“Cure Period”). Where such beach is not cured within the Cure Period, the non-breaching Party shall have the sole right to: (i) waive such failure; or (ii) receive an additional 15% royalty originally designated for the breaching party until a total of $1,500,000 attributable to the additional 15% royalty has been collected by the non-breaching Party.

4. Conditions to Closing.

(a) The obligation of SAP and KM to consummate the transactions described herein shall be subject to the following conditions precedent. However, SAP and KM retains the exclusive right to waive (in writing) any covenant or warranty found in this Section:

(i) The execution and delivery by SPLY, SAP and KM of the Acquisition Agreement in accordance with the time frame set forth in Article 1 of this Agreement and such other documents, instruments and agreements as shall be reasonably deemed necessary by mutual agreement of the Parties in order to consummate the transactions contemplated herein in such form as the Parties shall deem appropriate. The Acquisition Agreement shall contain, in addition to the terms set forth herein, customary representations, warranties, covenants, conditions, indemnities, escrows and other standard terms and provisions, as agreed to between the Parties.

(ii) SAP and KM shall have conducted and completed to its sole satisfaction a business, legal, tax and financial due diligence review of SPLY which shall be completed by the day immediately prior to Closing.

(iii) Receipt by SPLY of all necessary regulatory and third party approvals, consents and waivers, including any stockholder and Board of Directors' required with respect to the transaction.

(iv) There shall not be any material adverse change in the financial condition of SPLY from the date hereof through the date of Closing.

(v) Other than as indicated in Article 1, at Closing, none of the assets underlying the Agreement shall be subject to any lien or encumbrance of any character whatsoever or any adverse claims by any third parties.

3

(b) The obligation of SPLY to consummate the transactions described herein shall be subject to the following conditions precedent. However, SPLY retains the exclusive right to waive (in writing) any covenant or warranty found in this Section:

(i) The execution and delivery of the Acquisition Agreement in accordance with the time frame set forth in Article 1 of this Agreement and such other documents, instruments and agreements as shall reasonably be deemed necessary by the Parties in order to consummate the transactions contemplated hereby in such form as the Parties shall approve. The Acquisition Agreement shall contain, in addition to the terms set forth herein, customary representations, warranties, covenants, conditions, indemnities, escrows and other standard terms and provisions, as agreed to between the Parties.

(ii) Receipt of all necessary regulatory and third party approvals, consents and waivers, including any stockholder and Board of Directors' approvals with respect to the transaction. SAP shall have obtained the necessary consents and waivers of stockholders and members of the Board of Directors with respect to the transaction prior to Closing.

(iii) Receipt of all information from SAP and KM (including that regarding the assets underlying the Acquisition Agreement and, if applicable the audited financial information regarding those assets, with the cost of such audit and any related expenses to be paid by SPLY) that SPLY will need to include in the report on Form 8-K to be filed with the US Securities and Exchange Commission.

5. Conditions Subsequent to Closing. Within Four (4) business days of the Acquisition Agreement, SPLY shall complete and file all necessary reports with the Securities and Exchange Commission including, but not limited to, a Current Report on Form 8-K disclosing all material terms of the Agreement.

6. Expenses. Except as may be otherwise set out in the Acquisition Agreement, the Parties shall pay each of their respective legal, accounting and any other out-of-pocket expenses incurred in connection with this transaction, whether or not the transaction is consummated. All finder’s fees, if any, shall be the responsibility of the party incurring such fee, but shall in no way change the terms hereof. Neither Party shall be fiscally responsible to the other in the event that the transaction contemplated herein does not occur.

7. Confidentiality. The provisions of the Confidentiality Agreement previously executed by the Parties shall remain in full force and effect.

8. Publicity; Public Companies. The Parties acknowledge that SPLY is a publicly held company and as such is subject to certain United States federal and state securities laws concerning the trading of its securities and all parties agree to comply with all such applicable laws. No Party hereto shall, and each shall cause their respective affiliates not to, issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this letter or the transactions contemplated hereby without the prior approval of the other party, which approval will not be unreasonably withheld, except as may be required by law. Notwithstanding, no press release or public announcement shall be made by either Party until after Closing and then only with written approval of the Parties.

4

9. Preparation of Acquisition Agreement. Upon approval by SAP and KM, as evidenced by the return of this Agreement in its fully executed form, our counsel in coordination with your counsel shall prepare the Acquisition Agreement which shall contain certain provisions in accordance with the terms found herein together with such customary terms and conditions as the Parties mutually agree to.

10. Good Standing. At Closing, each of the Parties shall be in good standing as corporations in their respective jurisdictions of incorporation and neither shall be in violation of any United States federal or state securities or other local laws governing either public or private companies.

11. No Shop. SPLY, SAP and KM agree that from the date of this Letter of Intent until March 31, 2017, neither party nor any of affiliates, officers, directors, employees, agents, or advisors thereof shall, directly or indirectly, solicit offers from, negotiate with or in any manner encourage or consider any proposal of any other person or entity relating to the subject matter herein, in whole or in part.

12. Miscellaneous. This letter and the terms herein are open until March 31, 2017. Unless extended by mutual agreement in writing, if the Parties do not, despite acting in good faith, enter into an Acquisition Agreement by that date, this Letter shall terminate automatically. This Letter shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof. This letter may be executed in counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.

Please indicate your agreement to the foregoing in the space provided below and return it to the undersigned within two days of the date hereof.

Very truly yours,

SocialPlay USA, Inc.

By: /s/ Robert Rosner

Name: Robert Rosner

Title: President and CEO

AGREED TO AND ACCEPTED AS OF

THE DATE FIRST ABOVE WRITTEN:

Spot and Pay Inc.

By: /s/ Karthik Mani

Name: Karthik Mani

Title: President

AGREED TO AND ACCEPTED AS OF

THE DATE FIRST ABOVE WRITTEN:

By: /s/ Karthik Mani

Karthik Mani

5

Schedule A

Assets from SAP Spot and Pay application framework

•	Spot and Pay Backend Application and frontend including iOS and Android Application
•	IP of Spot and Pay
•	Source code, Innovation and any proprietary algorithm/tools used to make Spot and Pay
•	Servers and Infrastructure that makes Spot and Pay

Current Charity (variable pay) and Retail (fixed pay) application

6

Schedule B

Milestone 1

•	Complete the backend message system from Entity to consumer.

                                                 Immediate message after pay/donate

                                                 Weekly scheduled message

•	OnDemand message
•	Complete production setup - Commercial grade application setup in Cloud
•	Get app into Playstore
•	Get app into AppStore

7

Schedule C

Milestone 2

•	Signup clients (3-5) to Spot & Pay system

8